Saga Communications, Inc. Declares Quarterly Cash Dividend of $0.25 per Share and Special Cash Dividend of $0.25 per Share

GROSSE POINTE FARMS, Mich., Nov. 17, 2015 /PRNewswire/ -- Saga Communications, Inc. (NYSE MKT-SGA) today announced that its Board of Directors declared a quarterly cash dividend of $0.25 per share which is an increase of 25% over the quarterly dividends previously paid. The Board of Directors also declared a special cash dividend of $0.25 per share for its Class A and Class B shares. The dividends will be paid on December 11, 2015 to shareholders of record on November 30, 2015. The aggregate amount of the payment to be made in connection with the quarterly and special dividends will be approximately $2.9 million. The quarterly and special cash dividends will be funded by cash on the Company's balance sheet.

The Company recently closed on its acquisitions in Harrisonburg, VA in the amount of $11.5 million which was paid with cash on the Company's balance sheet as well as entering into an agreement to purchase WLVQ-FM in Columbus, OH for $13.0 million which is pending FCC approval. The Company intends to pay for this pending acquisition with cash on the Company's balance sheet.

The Company intends to pay regular quarterly cash dividends in the future as declared by the Board of Directors. Consistent with returning value to our shareholders, the Board of Directors will also consider declaring special cash dividends, stock dividends, and stock buybacks in the future.

Saga Communications, Inc. is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties. The Company owns or operates broadcast properties in 26 markets, including 67 FM and 32 AM radio stations, 1 state radio network, 4 television stations and 4 low-power television stations. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacommunications.com.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as "believes," "expects," "anticipates," "guidance," "intent" and similar expressions are intended to identify forward-looking statements. Key risks, including risks associated with Saga's ability to effectively integrate the stations it acquires and the impact of federal regulation on Saga's business, are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including Item 1A of our Annual Report on Form 10-K. Readers should note that these statements may be impacted by several factors, including national and local economic changes and changes in the radio and television broadcast industry in general, as well as Saga's actual performance. Results may vary from those stated herein and Saga undertakes no obligation to update the information contained here.

CONTACT: Samuel D. Bush, 313/886-7070